Exhibit 99.1

          VaxGen and EndoBiologics Form Collaboration to Pursue Early
                    Stage Research for Meningitis B Vaccine

      BRISBANE, Calif. and MISSOULA, Mont. - May 4, 2005 - VaxGen, Inc. (Pink
Sheets: VXGN.PK) and EndoBiologics International Corp. announced today that they have formed a collaboration to pursue research of a vaccine against Meningitis serogroup B, using technology developed by EndoBiologics. VaxGen intends to fund proof-of-concept studies during the next 12 months and has an exclusive option to continue product development if the studies yield promising results.

Meningitis B (Neisseria meningitidis serogroup B) is a life-threatening bacterial infection most common among young children. The disease is nearly always fatal if left untreated and 10-15% fatal even if treated with antibiotics. Of those who recover from the disease, 10-20% experience permanent hearing loss, mental retardation or loss of limbs. There is no licensed vaccine that has shown protection against a wide range of Meningitis B strains.

"A safe and effective Meningitis B vaccine would provide a major advance in improving the health of our children," said Lance K. Gordon, Ph.D., VaxGen's President and CEO. "A great deal of work remains to be done and there is no assurance of success, but having carefully evaluated various approaches to developing a Meningitis B vaccine, VaxGen believes that EndoBiologics has developed a promising technology. If this approach ultimately results in a vaccine approved for commercial use, we believe it would be appropriate for routine pediatric immunization."

The initial proof-of-concept phase will be undertaken jointly by EndoBiologics and VaxGen, with VaxGen providing research funding to EndoBiologics and conducting pre-clinical testing of the vaccine candidate.

If VaxGen exercises its option to continue developing the vaccine candidate after the proof-of-concept studies, the company would provide milestone payments and additional research funding to EndoBiologics. VaxGen also would provide EndoBiologics with royalty and additional milestone payments upon regulatory approval and commercial sale, if those events are forthcoming.

"VaxGen's long-standing interest in and understanding of Meningitis B, coupled with their experience in product development and manufacturing, made them the ideal partner for us," said Gary Gustafson, Ph.D., EndoBiologics' President and CEO. "EndoBiologics believes it has developed a novel and promising technology, and we are pleased to be working with VaxGen to determine if we can bring it to the next stage of development."

EndoBiologics' production method uses the organism Dictyostelium discoideum as a biological mechanism for producing a potential vaccine antigen from lipooligosaccharide (LOS). LOS is a carbohydrate structure on the surface of the Meningitis B bacteria. Dictyostelium uses the

Meningitis B bacterium as a food source and produces enzymes that naturally detoxify the bacterial LOS molecule. The detoxified LOS is then conjugated, or joined, to a carrier protein using EndoBiologics' proprietary chemistry to create the vaccine candidate.

During natural infection with Meningitis B or after vaccination with other vaccine compositions containing LOS, antibodies to LOS are readily detected. Additionally, at least one monoclonal antibody to a conserved part of LOS has been shown to protect in a pre-clinical model. Therefore, VaxGen and EndoBiologics believe that a vaccine that can elicit a robust response to conserved portions of LOS represents an attractive approach to developing a product to prevent Neisseria meningitidis infection and disease. (See Vermont et al. Recent developments in vaccines to prevent meningococcal serogroup B infections. Current Opinion in Molecular Therapeutics 2003 5(1): 33-38.)

A barrier to using LOS as a vaccine antigen has been the difficulty in detoxifying this carbohydrate while preserving portions of the antigen essential to producing a useful vaccine. VaxGen and EndoBiologics believe that EndoBiologics' production method could alleviate this concern by using a biological, rather than chemical, means for detoxifying the antigen, thus potentially preserving important regions thought to be involved in the induction of protective antibodies. Conjugation of this detoxified LOS to an immunogenic protein carrier may result in a safe and effective vaccine.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing vaccines against anthrax, smallpox and Meningitis B. In November 2004, the U.S. government awarded VaxGen an $877.5 million contract to provide 75 million doses of the company's recombinant anthrax vaccine for civilian biodefense. VaxGen is also the single largest shareholder in Celltrion, Inc., a contract manufacturing organization established in South Korea for the production of biopharmaceutical products grown in mammalian cell culture. For more information, please visit the company's web site at: www.vaxgen.com.

About EndoBiologics

EndoBiologics is a privately held biotechnology company based in Missoula, Montana. In addition to its work on a Meningitis B vaccine, the company has a cooperative research and development agreement (CRADA) with the Walter Reed Army Institute of Research and grants from the Department of Defense for the development of vaccines to protect U.S. military troops against bacterial dysentery.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the ultimate safety and efficacy of a vaccine for Meningitis serogroup B; the timing and progress of research and development efforts of a vaccine candidate against

Meningitis serogroup B; and the timing, progress and likelihood of a vaccine candidate for Meningitis serogroup B receiving the necessary approvals for licensure from the U.S. Food and Drug Administration. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Section 8 of the company's Form 8-K filed on March 31, 2005, under the heading "Risk Factors" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

VaxGen, Inc.
Lance Ignon
Vice President, Corporate Affairs
Paul Laland
Vice President, Corporate and Financial Communications
(650) 624-1041

EndoBiologics International Corporation
Gary Gustafson
President and CEO
(406) 543-6322